Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Universal Logistics Holdings, Inc.

Warren, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259042) and Form S-8 (No. 333-265929) of Universal Logistics Holdings, Inc. of our report dated March 16, 2021, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan

March 16, 2023